Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED
CERTIFICATE OF INCORPORATION
OF
CHENIERE ENERGY, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Cheniere Energy, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.That the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, as amended by a: (i) Certificate of Amendment dated February 8, 2005, (ii) Certificate of Amendment dated June 12, 2009, (iii) Certificate of Amendment dated June 1, 2012 and (iv) Certificate of Amendment dated February 1, 2013, declaring its advisability and directing that this amendment be submitted for consideration by its stockholders. The resolution is as follows:

RESOLVED, that Article TENTH of the Restated Certificate of Incorporation be amended and restated in its entirety to read as follows:

TENTH: “Personal liability of the directors and officers of the Company is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the GCL, as the same may be amended from time to time. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Company for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.”

2.That thereafter, stockholders of the Corporation at an annual meeting thereof, duly adopted the foregoing amendment.

3.That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed as of the 23 day of May 2024.

CHENIERE ENERGY, INC.

By:	/s/ Zach Davis
Name:	Zach Davis
Title:	Executive Vice President and
Chief Financial Officer